EXHIBIT 4.2
                                  -----------

                                                                [Execution Copy]

     FIFTH SUPPLEMENTAL INDENTURE (this "Supplement"), dated as of August 21, 2001, is entered into by and among CONSTELLATION BRANDS, INC. (formerly known as Canandaigua Brands, Inc.), a Delaware corporation (the "Company"), and RAVENSWOOD WINERY, INC., a California corporation and an indirect wholly-owned subsidiary of the Company (the "New Guarantor"), and BNY MIDWEST TRUST COMPANY (successor to Harris Trust and Savings Bank), an Illinois banking corporation, as trustee (the "Trustee").


                  RECITALS OF THE COMPANY AND THE NEW GUARANTOR

     WHEREAS, the Company, the Guarantors and the Trustee have executed and delivered an Indenture, dated as of October 29, 1996, as supplemented (the "Indenture"), providing for the issuance by the Company of $65,000,000 aggregate principal amount of the Company's 8 3/4% Senior Subordinated Notes due 2003 (the "Securities"), and pursuant to which the Guarantors have agreed to guarantee, jointly and severally, the full and punctual payment and performance when due of all Indenture Obligations;

     WHEREAS, the New Guarantor has become a Subsidiary and, pursuant to Section 1014(b) of the Indenture, is obligated to enter into this Supplement thereby guaranteeing the punctual payment and performance when due of all Indenture Obligations;

     WHEREAS, pursuant to Section 901(e) of the Indenture, the Company, the New Guarantor and the Trustee may enter into this Supplement without the consent of any Holder;

     WHEREAS, the execution and delivery of this Supplement have been duly authorized by a Board Resolution of the respective Boards of Directors of the Company and the New Guarantor; and

     WHEREAS, all conditions and requirements necessary to make the Supplement valid and binding upon the Company and the New Guarantor, and enforceable against the Company and the New Guarantor in accordance with its terms, have been performed and fulfilled;

     NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees, for the benefit of the others and for the equal and proportionate benefit of the Holders of the Securities, as follows:


                                   ARTICLE ONE
                                THE NEW GUARANTEE

     Section 101. For value received, the New Guarantor, in accordance with Article Fourteen of the Indenture, hereby absolutely, unconditionally and irrevocably guarantees (the "New Guarantee"), jointly and severally among itself and the Guarantors, to the Trustee and the Holders, as if the New Guarantor was the principal debtor, the punctual payment and performance when due of all Indenture Obligations (which for purposes of the New Guarantee shall also be deemed to include all commissions, fees, charges, costs and other expenses (including reasonable legal fees and disbursements of one counsel) arising out of or incurred by the Trustee or the Holders in connection with the enforcement of the New Guarantee). The agreements made and obligations assumed hereunder by the New Guarantor shall constitute and

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shall be deemed to  constitute  a  Guarantee  under  the  Indenture  and for all purposes of the Indenture, and the New Guarantor shall be considered a Guarantor for all purposes of the Indenture as if the New Guarantor was originally named therein as a Guarantor.

     Section 102. The New Guarantee shall be automatically and unconditionally released and discharged upon the occurrence of the events set forth in Section 1014(c) of the Indenture.

     Section 103. The New Guarantor hereby waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by the New Guarantor under its Guarantee under the Indenture.


                                   ARTICLE TWO
                                  MISCELLANEOUS

     Section 201. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Except as supplemented hereby, the Indenture (including the Guarantees incorporated therein) and the Securities are in all respects ratified and confirmed and all the terms and provisions thereof shall remain in full force and effect.

     Section 202. This Supplement shall be effective as of the close of business on July 2, 2001.

     Section 203. The recitals contained herein shall be taken as the statements of the Company and the New Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplement.

     Section 204. This Supplement shall be governed by and construed in accordance with the laws of the jurisdiction which governs the Indenture and its construction.

     Section 205. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

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                                     - 3 -


     IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and attested all as of the day and year first above written.

                                          CONSTELLATION BRANDS, INC.


                                          By: /s/ Thomas S. Summer
                                              ---------------------------------
                                              Name:  Thomas S. Summer
                                              Title: Executive Vice President
                                              & Chief Financial Officer

Attest:

/s/ David S. Sorce
-------------------------
Title:

                                          RAVENSWOOD WINERY, INC.


                                          By: /s/ Thomas S. Summer
                                              ---------------------------------
                                              Name:  Thomas S. Summer
                                              Title: Vice President & Treasurer

Attest:

/s/ David S. Sorce
-------------------------
Title:


                                          BNY MIDWEST TRUST COMPANY


                                          By: /s/ J. Bartolini
                                              ---------------------------------
                                              Name:  J. Bartolini
                                              Title: Vice President
Attest:

/s/ [illegible]
-------------------------
Title: Assistant Secretary